UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2017

GEE GROUP, INC
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd., Ste. 420, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 6, 2017, the board of directors (the “Board”) of GEE Group, Inc. (the “Company”) accepted the resignation of Mr. Alex Stuckey as the Company’s President and Chief Operating Officer and appointed Mr. George A. Bajalia, a member of the Company’s Board, to serve as the Company’s President. On April 6, 2017, the Board appointed Mr. Stuckey as the Company’s Chief Administrative Officer. Mr. Stuckey will also continue to serve in all other roles currently held in the Company’s wholly owned subsidiaries.

Mr. Bajalia, age 59, has been a member of the Board since January 2015. Mr. Bajalia has over 30 years of business experience, with financial, operational and management expertise in many industries including the staffing industry. Since 2001, Bajalia has provided consulting, advisory and interim management services to executive management, boards, business owners and private equity firms. Mr. Bajalia has assisted them with implementing their growth and working capital strategies, turnarounds, recapitalizations and strategic objectives.

Mr. Bajalia started his career as a certified public accountant (CPA) at KPMG Peat Marwick in 1980. From 1984 to 1991, Mr. Bajalia worked in all areas of finance and as a portfolio company manager for an investment holding company based in Florida. In 1991 Mr. Bajalia became the Chief Financial Officer (CFO) of one of the public company portfolio investments. That company was a leading multi-state distributor of building materials and manufacturer of building components in the US with approximately $1 billion in revenue. During his tenure, Mr. Bajalia led the development and implementation of a turnaround and strategic business plan and a $300 million recapitalization including a public stock and bond offering.

From 1998 to 2001 Mr. Bajalia served in various capacities including President, Chief Executive Officer and Chief Operating Officer of the professional services division of MPS Group, Inc. ("MPS"), a publicly traded multi-billion-dollar Fortune 1000 global staffing and human resources solutions company listed on the New York Stock Exchange (NYSE). This MPS division had offices throughout the United States and the United Kingdom, and over $650 million in revenue and $80 million in pretax profits. Mr. Bajalia's achievements with MPS included the integration of five specialty business units, which led to increased organic revenue growth of $200 million and pretax profits of $40 million within two years. Mr. Bajalia also served on the Board of Directors of MPS.

There are no family relationships between Mr. Bajalia and any other director or executive officer of the Company.

The Company and Mr. Bajalia have not yet entered into a written employment agreement with respect to Mr. Bajalia’s service as President of the Company. However, in connection with his appointment as President of the Company, the Company and Mr. Bajalia have agreed orally that the initial term of Mr. Bajalia’s appointment shall be five years and that Mr. Bajalia shall receive a base salary of $270,000 per year, subject to increase, but not decrease, at the discretion of the Board. In addition, the Company and Mr. Bajalia have orally agreed that (i) Mr. Bajalia shall be eligible to receive an annual bonus of up to 100% of his base salary based on his meeting certain performance based targets and (ii) Mr. Bajalia shall also receive a total of 500,000 shares of restricted stock under the Company’s 2013 Stock Incentive Plan (the "Plan"), upon shareholder approval of an increase in the number of authorized shares available for issuance under the Plan. These shares shall cliff vest 20% per year of service. Mr. Bajalia shall also be eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company and have other benefits provided to executives of the Company. The Company will file an amendment to this Form 8-K which includes a full description and copy of the written employment agreement to be entered into between the Company and Mr. Bajalia once it has been executed.

Alex Stuckey’s annual salary has been increased to $200,000 per year.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 6, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GEE GROUP, INC.

Date: April 10, 2017	By:	/s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Financial Officer

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